Exhibit 99.1

ANDRX CORPORATION

ANDRX COMMENTS ON ITS MEETING WITH THE FDA

FORT LAUDERDALE, FLORIDA, September 8, 2004 – Andrx Corporation (Nasdaq: ADRX) today announced that it recently met with representatives of the regional office of the Food and Drug Administration (“FDA”) to discuss the inspectional observations reflected in the two Forms 483 issued by the FDA in 2004, following their inspection of the Company’s Florida manufacturing facilities. During that meeting, the Company generally described, among other things, the corrective actions it has implemented and presented more extensive data substantiating its response to the FDA’s observations. Though the FDA needs to review the materials presented by the Company and otherwise more fully consider this matter, which may take approximately one month to occur, Andrx believes that the FDA will be satisfied with the Company’s corrective action plan, that no regulatory action will be initiated and that Andrx will be allowed to continue to have its Abbreviated New Drug Applications (“ANDAs”) approved by the FDA in due course. That belief notwithstanding, FDA’s timing and ultimate disposition of this matter remains uncertain.

Andrx Chief Executive Officer, Thomas P. Rice, commented, “Andrx is committed to quality throughout its organization, and has made significant progress in improving the quality of its manufacturing operations. Based on our meeting, we believe that the FDA can see the progress we have made, as well as our resolve to complete the implementation of the remaining corrective measures we have proposed.”

About Andrx Corporation

Andrx Corporation is a pharmaceutical company that: develops and commercializes generic versions of controlled-release brand name pharmaceuticals, using the Company’s proprietary controlled-release drug delivery technologies, and generic versions of niche and immediate-release brand pharmaceutical products, including oral contraceptives; distributes pharmaceuticals, primarily generics, manufactured by others as well as manufactured by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and commercializes brand pharmaceuticals, in some instances using the Company’s proprietary controlled-release drug delivery technologies.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the Company’s dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation; the timing and commercial success of future brand and generic product approvals and launches; whether the Company will be awarded any market exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities, output and quality processes; the Company’s ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; the Company’s ability to successfully implement all of the corrective actions it has proposed to the FDA in a timely and cost effective manner; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission. Andrx disclaims any responsibility to update the statements contained herein.

This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contacts:

Angelo C. Malahias
President
Andrx Corporation
Phone: 954-382-7606